Exhibit 11.2

REPORT ON THE CODE ON CORPORATE GOVERNANCE

The Board of Directors of Grupo Financiero Galicia S.A. (hereinafter “Grupo Financiero Galicia”) complies, in every relevant respect, with the recommendations included in the Code on Corporate Governance as Schedule IV to Title IV of the amended regulations issued by the National Securities Commission (Text amended in 2013). The aforementioned is in accordance with what stems from the following “Response Structure” table.

As a general introduction, it should be noted that, since its beginning, Grupo Financiero Galicia has constantly shown respect for the rights of its shareholders, reliability and accuracy in the information provided, transparency as to its policies and decisions, and caution with regard to the disclosure of strategic business issues. Moreover, it should be said that all resolutions from the corporate bodies have been adopted pursuant to Grupo Financiero Galicia S.A.’s corporate interest.

RESPONSE STRUCTURE – SCHEDULE IV

REPORT ON THE DEGREE OF COMPLIANCE WITH THE CODE ON CORPORATE GOVERNANCE

Compliance		Non compliance (1)	Report (2) or Explain (3)
Total (1)	Partial (1)
PRINCIPLE I. MAKE THE RELATIONSHIP TRANSPARENT AMONG THE ISSUER, THE GROUP HEADED THEREBY AND/OR OF WHICH IT IS A MEMBER AND ITS RELATED PARTIES

Recommendation I.1:

Ensure the disclosure by the Management Body of the policies applicable to the Issuer’s relationship with the group headed thereby and/or of which it is a member and its related parties.

Please answer if:

The Issuer has an internal rule or policy for the authorization of transactions among related parties pursuant to Section 73 of Act No. 17811, transactions carried out with shareholders and members of the management bodies, first-line managers and syndics and/or members of the Oversight Committee, within the environment of the economic group headed thereby and/or of which it is a member. Specify the main guidelines of the internal rule or policy.

X

Pursuant to the provisions of Section 72 of the Capital Markets Law, every act or contract the company carries out or else enters into with a related party that involves a significant amount shall be subject to previous consideration by the Audit Committee, which shall issue a grounded opinion and shall determine whether its terms are reasonably appropriate with regard to ordinary and customary market conditions.

The term to issue such opinion is 5 (five) calendar days. If the Board of Directors deems it necessary, it can request the opinion be issued by independent audit firms. In case the Audit Committee or else the independent audit firm believes the transaction conditions are not considered reasonably appropriate with regard to the market, under consideration by the Board of Directors, the transaction shall be subject to the prior approval by the Shareholders’ Meeting. If the transaction conditions are considered reasonably appropriate with regard to ordinary and customary market conditions, the Board of Directors submits the issue for its approval and discloses the decision in minutes, indicating each Director’s vote. The report of the Audit Committee and, if applicable, the reports of independent audit firms, are made available for the consideration of shareholders at the Company’s registered office, on the next business day after the corresponding decision of the Board of Directors has been adopted. This is informed to shareholders through the Financial Information Highway (AIF as per its initials in Spanish) of the National Securities Commission and the Market’s Gazette.

Recommendation I.2:

Ensure the existence of mechanisms that would prevent conflicts of interests.

Please answer if:

Notwithstanding the regulations in force, the Issuer has clear policies and specific procedures for the identification, management and solving of conflicts of interest that could arise among the members of the Management Body, first-line managers and syndics and/or members of the Oversight Committee regarding their relationship with the Issuer or individuals related thereto.

Describe the most significant aspects thereof.

X

Since it is a holding company, whose activity involves managing its equity investments, assets and resources, it has a limited personnel structure, what eases the identification, control and solving of possible conflicts of interest.

In this regard, Grupo Financiero Galicia’s Code of Ethics sets forth that all the Company’s employees are responsible for avoiding acting on behalf of the Company in situations where the employee and/or a close relative has any kind of personal interest, and/or using the Company name improperly, and/or accepting any kind of favors from any individual or entity with which Grupo Financiero Galicia at present has or will have in the future a business relationship, and/or taking personal advantage from any business opportunity in which Grupo Financiero Galicia was involved, and/or providing any of Grupo Financiero Galicia’s competitors with any kind of assistance for the benefit of its commercial activity. In the event any conflict of interest arises due to employment reasons or of any other kind, the Company’s employees shall immediately report the situation to the person in charge of the Audit Committee. Company’s employees shall not perform business or professional activities at the same time as and similar to those ones carried out for Grupo Financiero Galicia, which in any way may compete with any of the Company’s businesses. Those Company’s employees who have any influence on Grupo Financiero Galicia’s business decisions, or any such employee’s close relative shall not have a significant financial interest; for example, as a shareholder or administrator, in any of Grupo Financiero Galicia’s suppliers, without the prior written consent by the Company’s Board of Directors. In the event any employee or such employee’s close relative has any significant financial interest in any of Grupo Financiero Galicia’s competitors, such employee shall report the situation to the person in charge of the Audit Committee. Company’s executive officers, managers, professionals and technicians who have undertaken any activity other than the one performed at Grupo Financiero Galicia shall fully inform about said activity to the person in charge of the Audit Committee. Company’s employees shall not carry out civic or political activities during business hours that may cause any conflict of interests, since this may be understood as Grupo Financiero Galicia’s participation in such activities. Pursuant to what is set forth in its rules and regulations, the Audit Committee shall intervene in cases of transactions where there are or may be conflicts of interests regarding members of the Company’s governing bodies or controlling shareholders and, if applicable pursuant to the regulations in force, shall submit the market the pertinent information in due time.

Recommendation I.3:

Prevent the misuse of inside information.

Please answer if:

Notwithstanding the regulations in force, the Issuer has policies and mechanisms that prevent the misuse of inside information by the members of the Management Body, first-line managers and syndics and/or members of the Oversight Committee, controlling shareholders or shareholders that have a material influence on the Issuer, professionals that take part and the rest of the individuals mentioned in Sections 7 and 33 of Decree No. 677/01.

Describe the most significant aspects thereof.

X

Grupo Financiero Galicia has staff in charge of Investor Relations, and the individuals who perform this function are in no case authorized to provide information that may place the person who requests such information in a privileged or advantageous position in comparison to the other shareholders or investors.

In this regard, the Code of Ethics provides for that no accounting information that has not been already disclosed to the public as regards Grupo Financiero Galicia or its affiliates shall be released without the prior written approval by Grupo Financiero Galicia’s Chief Financial and Accounting Officer. Also, employees are not allowed to inform or use confidential information obtained while he/she works for Grupo Financiero Galicia for his/her own benefit or for third parties’ benefit, such as trading Grupo Financiero Galicia’s securities or securities of its potential commercial associates. Customers of Grupo Financiero Galicia’s related companies rely on the fact that their personal information was exclusively obtained with commercial purposes. Consequently, employees shall adopt the necessary measures to ensure confidentiality, integrity and availability of such data and information. This comprises identification of such data that have to be protected, adequate levels of protection for such data, and access to such protected data only by those people who must use them to perform their functions. Any employee who has any information due to his/her position or activity with respect to a Company’s performance or businesses subject to a public offering of securities, which has not been disclosed to the market and that may affect in any way such securities’ price, or that may affect trading transactions and negotiation of such securities, shall be strictly reserved about that information. Grupo Financiero Galicia’s employees or those people hired by Grupo Financiero Galicia, such as the cases of external audit or consulting services, shall refrain from using confidential information for their own benefit or for third parties’ benefit. Any employee shall be responsible for managing carefully access passwords, and under no circumstance he/she is allowed to inform them. Furthermore, employees shall refrain from informing confidential information to another person who then acquires or sells Grupo Financiero Galicia’s securities, including put or call options on such securities and/or trading securities from any other Company whose value could be affected by Grupo Financiero Galicia’s measures that have not been released to the public yet, as well as put or call options on such securities.

PRINCIPLE II. LAY THE BASIS FOR A SOUND MANAGEMENT AND SUPERVISION OF THE ISSUER

Recommendation II. 1: Ensure that the Management Body assumes the management and supervision of the Issuer and its strategic orientation. Please answer if:

II.1.1 The Management Body approves:	X	With regard to the requirements, we inform the following:

II.1.1.1 The strategic or business plan, as well as the annual management goals and budgets;	X	The Board of Directors approves the annual budget and monitors compliance therewith. Furthermore, in its capacity as a holding company, Grupo Financiero Galicia receives the business plans of the controlled companies and prepares a consolidated business plan taking into consideration the goals set, the business condition and the budgets submitted.

II.1.1.2 The policy on investments (in financial assets and capital goods), and financing;	X	The policy on investments (in financial assets and capital goods) and financing is approved by the Board of Directors.

II.1.1.3 The policy on corporate governance (compliance with the Code on Corporate Governance);	X	Grupo Financiero Galicia monitors the application of the corporate governance policies provided for by the regulations in force through the Audit Committee and the Disclosure Committee. There also exist matrices specially designed for the verification of certain aspects such as internal controls, independence of directors and regulatory updating.

II.1.1.4 Policy to select, assess and compensate first-line managers;	X	The policy to select, assess and compensate first-line managers is defined and approved by the Board of Directors.

II.1.1.5 Policy to assign responsibilities to first-line managers;	X	The policy to assign responsibilities to first-line managers is approved and monitored by the Board of Directors, which sets the guidelines thereof.

II.1.1.6 Monitoring of succession plans of first-line managers;	X	The monitoring of succession plans of first-line managers is the responsibility of the Board of Directors. Taking into consideration the limited personnel structure of the Issuer, such plans are drawn up on an individual basis.

II.1.1.7 Policy on corporate social responsibility;	X	The policies on corporate social responsibility are defined and carried out by each of the operating companies.

II.1.1.8 Policy on comprehensive risk management and internal control, and fraud prevention;	X	The policies on risk management control, as well as any other which purpose is to monitor internal information and control systems, are defined within the framework of each of the affiliated operating companies. Nonetheless, and in addition to that, the Audit Committee and the Disclosure Committee monitor the actions taken by the main controlled companies.

II.1.1.9 Policy on ongoing training for the members of the Management Body and first-class managers. If the Company has these policies, describe the most significant aspects thereof.	X	Training of directors and managers, obviously to an extent that cannot be compared to what is required in the case of operating companies, is carried out pursuant to what the Board of Directors deems necessary.

II.1.2 If deemed important, include other policies applied by the Management Body that have not been mentioned before, and specify the main aspects thereof.

II.1.3 The Issuer has a policy intended for ensuring the availability of material information for the Management Body’s decision-making, and a direct consultation way for managerial staff, in a symmetric manner for all of its members (executive, external and independent) and in advance, that allows the appropriate analysis of its contents. Specify.	X	The material information for the Board of Directors’ decision-making is put at the disposal of all of its members for their consideration, in advance for the detailed analysis thereof, with changes in the term pursuant to the scope and complexity of such information. The Managing Director and the Chief Financial and Accounting Officer are at the disposal of the directors to answer questions related to the duties assigned to them, or else to the reports prepared by them. They even take part in the meetings convened by directors in order to answer questions that could be raised when dealing with issues they are responsible for.

II.1.4 Matters submitted for the Management Body’s consideration are accompanied by an analysis of the risks associated with the decisions that could be adopted, taking into consideration the business risk level considered acceptable by the Issuer. Specify.	X	The Board of Directors fully complies with the requirement of having updated policies on risk control and management, in line with the best practices. The tasks related to risk information and internal control of each of the controlled companies are defined and carried out, rigorously, in each of them. This is particularly strict in the main controlled company, Banco Galicia, where the requirements to be complied with are stringent as it is a financial institution regulated by the Argentine Central Bank. Apart from the applicable domestic regulations, Grupo Financiero Galicia, in its capacity as a listed company on the markets of the United States of America, complies with the certification of its internal controls pursuant to Section 404 of the Sarbanes Oxley Act (SOX). Corporate risk management is monitored by the Audit Committee, which as well gathers and analyzes the information submitted by the main controlled companies.

Recommendation II.2: Ensure an effective business management control. Please answer if: The Management Body verifies:

II.2.1 Compliance with the annual budget and business plan;	X	The Board of Directors approves the annual budget and monitors compliance therewith. Furthermore, in its capacity as a holding company, Grupo Financiero Galicia receives the business plans of the controlled companies and prepares a consolidated business plan taking into consideration the goals set, the business condition and the budgets submitted.

II.2.2 The first-line managers’ performance and their	X	The Board of Directors strictly complies with the verification of the implementation of strategies and compliance with the goals assigned to them (the level of intended profits versus the level of profits achieved, financial rating, accounting reporting quality, market share, etc.).

Describe the most significant aspects of the Issuer’s Management Control policy, providing details of the methods used and the frequency of the monitoring carried out by the Management Body.

policies, and of compliance with the budget and operations plan, apart from monitoring, on a monthly basis, the divisions in all the aspects provided for in the regulations.
Recommendation II.3: Report the Management Body’s performance evaluation process and the related impact. Please answer if:

II.3.1 Each member of the Management Body complies with the Corporate Bylaws and, as the case may be, with the Regulations governing the Management Body’s operation. Specify the main guidelines set out in the Regulations. State the degree of compliance with the Corporate Bylaws and Regulations.	X	Grupo Financiero Galicia’s directors strictly comply with the duties and responsibilities imposed on them by the Corporate Bylaws. In addition, all resolutions from the Board of Directors are adopted pursuant to the Issuer’s corporate interest.

II.3.2 The Management Body discloses the results of its performance considering the goals set at the beginning of the period, so that the shareholders may assess the degree of compliance with such goals, which contemplate both financial and non-financial aspects. Furthermore, the Management Body submits a diagnosis about the degree of compliance with the policies mentioned in Recommendation II, points II.1.1.and II.1.2. Specify the main aspects of the assessment made by the General Shareholders’ Meeting about the Management Body’s degree of compliance with the goals set and the policies mentioned in Recommendation II, points II.1.1 and II.1.2, stating the	X	Pursuant to the legal structure of corporations in Argentina, the Board of Directors can only explain its performance in order that other bodies are able to assess it (the Supervisory Syndics’ Committee or the Oversight Committee as bodies in charge of supervising the corporate management, or else the Shareholders’ Meeting, senior body with power to decide on the issue). This is such in Argentine law that the General Corporations Law expressly prohibits in Section 241 that directors who are shareholders take part in the voting regarding their performance and responsibility. For that reason, Grupo Financiero Galicia’s Board of Directors provides thorough explanations in its Annual Report and answers all the questions asked at the Shareholders’ Meeting, but it refrains from expressing an opinion on its performance in any form whatsoever. The assessment is conducted by shareholders at the Shareholders’ Meeting, taking as well into consideration the informed opinion of the Supervisory Syndics’ Committee (Grupo Financiero Galicia does not have an Oversight Committee).

date of the Shareholders’ Meeting where such assessment was submitted.

Recommendation II.4: That the number of external and independent members represents a significant proportion in the Issuer’s Management Body. Please answer if:

II.4.1 The proportion of executive, external and independent members (the latter defined by the regulations of this Commission) of the Management Body corresponds with the Issuer’s capital structure. Specify.	X	Grupo Financiero Galicia complies with the appropriate standards regarding total number of directors, as well as number of independent directors. Its bylaws provide for the flexibility necessary to adapt the number of members to the possible variation of the conditions in which the company carries out its activities. Generally, there are between three and nine directors, as determined by the Shareholders’ Meeting in each opportunity. The Shareholders’ Meeting can also appoint alternate directors up to a maximum that shall be equal to the number of regular directors appointed. In order to guarantee the continuous performance of its corporate business, the Board of Directors can be renewed partially, as long as the number of candidates proposed is enough so that shareholders may exercise their cumulative voting right. The drawing-up of the corresponding bylaws has been adopted in recent years, after careful studies had been carried out for the good performance of the body.

II.4.2 During the current year, through a General Shareholders’ Meeting, the shareholders agreed on a policy aimed at having a proportion of at least 20% of independent members of total members of the Management Body.

Describe the most significant aspects of such policy and of any shareholders’ agreement that allows understanding how the members of the Management Body are appointed and during which term. State whether the independence of the members of the Management Body has been challenged during the year and whether there have been abstentions due to conflicts of interests.

	X	The policy on the appointment of directors, both independent and not independent, is the responsibility of the Shareholders’ Meeting. Grupo Financiero Galicia’s Board of Directors does not take part in such decisions as its members have no decision-making power at the Shareholders’ Meeting. At Shareholders’ Meetings, the one who proposes the appointment of candidates for directors (the same happens with syndics) tells whether candidates are for one or the other category. At present, of the nine directors that form the Board of Directors, seven are not independent and two are independent. With regard to the independence of the members of the Board of Directors, no challenges have taken place during the last year.

Recommendation II.5: Agree on the existence of standards and procedures inherent to the selection and proposal of members of the Management Body and first-line managers. Please answer if:

II.5.1 The Issuer has an Appointment Committee:

Grupo Financiero Galicia understands that, within the framework of the legal structure in Argentina and market reality, it is not appropriate to create such a committee with the duties mentioned in this item. It should be noted that, unlike other legislations, under Argentine law the Shareholders’ Meeting has the exclusive power to appoint directors. Therefore, the recommendations regarding such a Committee would not be binding and could be even abstract.

With regard to the appointment of first-line managers, the Board of Directors considers it is not convenient to create an Appointment Committee due to the reduced size of the company, as was mentioned before.

II.5.1.1 Made up of at least three members of the Management Body, mostly independent ones;

II.5.1.2 Chaired by an independent member of the Management Body;

II.5.1.3 That has members who prove to have adequate skills and experience in human resources policies-related matters;

II.5.1.4 That meets at least twice a year;

II.5.1.5 Whose decisions are not necessarily binding for the General Shareholders’ Meeting, but for consultation purposes as regards the appointment of the members of the Management Body.

II.5.2 If there is an Appointment Committee, it:

II.5.2.1. Verifies the annual review and assessment of its regulations and suggests to the Management Body the modifications necessary for its approval;

II.5.2.2 Suggests the development of criteria (skills, experience, professional and ethical reputation, among others) for the appointment of new members of the Management Body and first-line managers;

II.5.2.3 Identifies candidates for members of the Management Body to be proposed by the Committee to the General Shareholders’ Meeting;

II.5.2.4 Suggests members of the Management Body that shall take part in the different committees of the Management Body pursuant to their background;

II.5.2.5 Recommends that the Board of Directors’ Chairman is not also the Issuer’s Chief Executive Officer;

II.5.2.6 Ensures the availability of resumes of the members of the Management Body and first-class managers on the Issuer’s website, where the duration of the members of the Management Body’s office is specified;

II.5.2.7 Verifies the existence of a succession plan of the Management Body and of first-line managers.

II.5.3 If considered important, include policies implemented by the Issuer’s Appointment Committee that have not been mentioned in the preceding point.

Recommendation II.6:

Assess whether it is advisable for members of the Management Body and/or syndics and/or members of the Oversight Committee to perform duties at several Issuers.

Please answer if:

The Issuer sets a limit for the members of the Management Body and/or syndics and/or members of the Oversight Committee with regard to the performance of duties at other institutions that do not belong to the economic group headed by the Issuer and/or of which it is a member. Specify such limit and describe whether any violation to such limit took place during the year.

	X	The Board of Directors is required to analyze whether it is convenient that directors and/or syndics perform duties at other institutions, or else it is irrelevant. This issue has been analyzed by Grupo Financiero Galicia repeatedly. Due to the fact that directors do not carry out full-time duties, and it is enriching that they be acquainted with the Board dynamics in other companies; limiting the number of institutions where they can be members of the Board of Directors is not deemed convenient.

Recommendation II.7: Ensure the training and development of members of the Management Body and first-line managers of the Issuer. Please answer if:

II.7.1 The Issuer has ongoing Training Programs related to the existing needs of the Issuer for the members of the Management Body and first-line managers, which include matters about their roles and responsibilities, the comprehensive business risk management, specific business knowledge and the related regulations, the dynamics of corporate governance and corporate social responsibility matters. In the case of the members of the Audit Committee, international accounting, auditing and internal control standards, as well as specific capital market regulations.

Describe the programs carried out during the year and the degree of compliance therewith.

	X	As regards this item, the Board of Directors shall establish an ongoing training program for its members and for the management officers. Grupo Financiero Galicia, as an exclusively holding company, does not need to implement and have such a program as operating companies do. Notwithstanding the foregoing, the Board of Directors analyzes the specific needs on the issue.

II.7.2 The Issuer, through other means not mentioned in II.7.1, encourages the members of the Management Body and first-line managers to be constantly trained so as to supplement their education level, thus adding value to the Issuer. State how this is done.		The Issuer has no other alternative means to encourage members of the Board of Directors and first-line managers to be trained, as it does not deem it necessary.

PRINCIPLE III. GUARANTEE AN EFFECTIVE POLICY TO IDENTIFY, ASSESS, MANAGE AND DISCLOSE THE BUSINESS RISK

Recommendation III: The Management Body shall have a policy on the comprehensive business risk management and monitors its appropriate implementation. Please answer if:

III.1 The Issuer has policies on comprehensive business risk (on compliance with strategic, operating, financial, accounting reporting, laws and regulations goals, among others). Describe the most significant aspects thereof.	X	The Board of Directors fully complies with the requirement of having updated policies on risk control and management, in line with the best practices.

III.2 There is a Risk Management Committee inside the Management Body or General Division. Report on the existence of manuals of procedures and detail the main risk factors that are specific to the Issuer or its activity and the mitigation actions implemented. If there is not such a Committee, the risk management supervision role performed by the Audit Committee shall be described. Also, specify the degree of interaction between the Management Body or its committees and the Issuer’s General Division in relation to the comprehensive business risk management.	X

The tasks related to risk information and internal control of each of the controlled companies are defined and carried out, rigorously, in each of them. This is particularly strict in the main controlled company, Banco de Galicia y Buenos Aires S.A., where the requirements to be complied with are stringent as it is a financial institution regulated by the Argentine Central Bank. Corporate risk management is monitored by the Audit Committee, which as well gathers and analyzes the information submitted by the main controlled companies.

The Audit Committee also supervises the divisions with regard to all aspects related to risk management.

III.3 There is an independent function within the Issuer’s General Division that implements the comprehensive risk management policies (Risk Management Officer function or equivalent one). Specify.	X	Grupo Financiero Galicia’s Managing Director implements the risk management policies established by the Board of Directors, under the supervision of the Audit Committee.

III.4 Comprehensive risk management policies are permanently updated according to authoritative recommendations and methodologies in the field. State which.	X	Apart from the applicable domestic regulations, Grupo Financiero Galicia, in its capacity as a listed company on the markets of the United States of America, complies with the certification of its internal controls pursuant to Section 404 of the Sarbanes Oxley Act (SOX).

III.5 The Management Body reports the results of monitoring the risk management performed jointly with the General Division in the financial statements and the Annual Report. Specify the main aspects of the above disclosures.	X	Grupo Financiero Galicia’s Board of Directors reports, through a note to its consolidated financial statements, the tasks carried out to monitor risk management. The main aspects dealt with are the following: financial risks, liquidity, currency risk, interest rate risk, market risk, cross border risk, transfer risk, exposure to the non-financial public sector, credit risk, operational risk, securitization risk, concentration risk, reputational risk, strategic risk and risk regarding asset laundering, terrorism financing and other illegal activities.

PRINCIPLE IV. SAFEGUARD THE INTEGRITY OF FINANCIAL INFORMATION WITH INDEPENDENT AUDITS
Recommendation IV: Ensure the independence and transparency of the duties the Audit Committee and the External Auditor are entrusted with. Please answer if:

IV.1 The Management Body, when appointing the members of the Audit Committee, considering that most of them shall be independent, assesses whether it is advisable to be chaired by an independent member.	X	The Audit Committee is formed by three directors, of which two of them are independent directors. The Committee is chaired by an independent director.

IV.2 There is an internal audit function that reports to the Audit Committee or the Management Body’s Chairperson and that is responsible for assessing the internal control system. State whether the Audit Committee or the Management Body annually assesses the performance of the internal audit area and the degree of independence of its professional work, understanding as such that the professionals in charge of such function are independent from the other operating areas and meet independence requirements with respect to the controlling shareholders or related entities that have a material influence on the Issuer. Also specify whether the internal audit function performs its work in conformity with the International Standards for the Professional Practice of Internal Auditing issued by the Institute of Internal Auditors (IIA).	X

The Audit Committee conducts an annual assessment of the plans and performance of internal auditors, outsourced from Banco Galicia, through the analysis of their Methodology and Annual Work Plan, meetings and reports issued.

In addition, it assesses the internal controls currently in force at the Company and its main subsidiaries, and also it observes the requirements set forth in Section 404 of the U.S. Sarbanes-Oxley Act, — and the related administrative/accounting system — through the analysis of the reports issued by both internal and external auditors and the Supervisory Syndics’ Committee, the analysis of the Company’s compliance with the certifications required by Sections 302 and 906 of the U.S. Sarbanes-Oxley Act, performed by the Company’s Disclosure Committee, as well as the interviews and clarifications made by the subsidiaries’ officers.

IV.3 The members of the Audit Committee annually assess the suitability, independence and performance of the External Auditors appointed by the Shareholders’ Meeting. Describe the significant aspects of the procedures used to perform the assessment.	X	The Audit Committee carries out an annual assessment of the independence, work plans and performance of external auditors, through the analysis of the different services rendered, the reports issued, interviews carried out, correspondence sent and received and reading of the documentation requested by the Committee. Additionally, and in compliance with the provisions set forth in the regulations in force, the Audit Committee annually files with the National Securities Commission a report on the Board of Directors’ proposals for the appointment of external auditors and the compensation for directors, for each fiscal year.

IV.4 The Issuer has a policy on the turnover of the members of the Supervisory Committee and/or the		As regards syndics, the conclusion of the analysis is that such rotation is neither useful nor convenient, mainly due to the complexity of businesses to be controlled and the lengthy period

External Auditor, and, in the case of the latter, if turnover includes the external audit form or only natural persons.		of time it would take a person acting as syndic for the first time to start to understand such businesses. In connection with External Auditors, the following are applicable: Capital Markets Law, the amended regulations of the National Securities Commission (Text amended in 2013), the regulations applicable to external auditors’ firms of issuing companies registered in the United States of America (Securities Exchange Act of 1934, Section 10-A, Paragraph j. on “Audit Partner Rotation”; Sarbanes-Oxley Act of 2002, Title II, Section 203. “Audit Partner Rotation”; and the Code of Federal Regulations, Title 17, Chapter II, Section 210.2-01, paragraph (c)(6) of the Securities and Exchange Commission), and the best practices existing in the area.
PRINCIPLE V. RESPECT THE SHAREHOLDERS’ RIGHTS

Recommendation V.1: Ensure that the shareholders have access to the Issuer’s information. Please answer if:	X	One of the issues related to Grupo Financiero Galicia S.A.‘s policy on the transparency of information submitted to shareholders is that, apart from Grupo Financiero Galicia’s managers and executives, officers from all the companies that form the holding group, particularly Banco de Galicia y Buenos Aires, attend the Shareholders’ Meetings, with the purpose of answering questions that may be raised by shareholders.

V.1.1 The Management Body fosters periodic informative meetings with the shareholders, which take place at the same time with the presentation of the interim financial statements. Specify stating the number and frequency of meetings held in the course of the year.	X	Grupo Financiero Galicia presents its financial statements to the National Securities Commission, the Buenos Aires Stock Exchange, the Córdoba Stock Exchange, MAE, Nasdaq and the U.S. Securities and Exchange Commission. In addition, financial statements are published on the Company’s website, where shareholders may subscribe to the “E-Mail Alerts” system, which allows them to be updated through e-mail regarding all publications of financial statements, documents and significant events. Informative meetings are held every time an investor, or a group of investors, so requires.

V.1.2 The Issuer has mechanisms for reporting to investors and a specialized area to answer inquiries. It also has a website, which may be accessed by shareholders and other investors and which allows an access channel for them to establish contact between them. Specify.	X

Grupo Financiero Galicia has staff in charge of Investor Relations. This department holds meetings and carries out conference calls with shareholders and holders of other securities, in which a director or senior officer participates. This department is also available to answer any questions from shareholders and investors. It is important to point out that the individuals who perform this function are in no case authorized to provide information that may place the person who requests such information in a privileged or advantageous position in comparison to the other shareholders or investors.

In addition, the company has its own website (www.gfgsa.com) at the disposal of its shareholders. This website can be freely accessed and is permanently updated. This website is in line with the regulations in force; and legal, accounting, statutory and regulatory information required is available for the public. The website also has a channel for queries.

Recommendation V.2: Encourage the active participation of all shareholders.

Please answer if:

V.2.1 The Management Body takes measures to encourage the participation of all the shareholders at the General Shareholders’ Meetings. Specify by differentiating the measures required by law from those voluntarily offered by the Issuer to its shareholders.

X

In order to invite shareholders to the General Shareholders’ Meetings, the company makes publications at the Official Gazette, La Nación newspaper, the Buenos Aires Stock Exchange, Mercado Abierto Electrónico (MAE), Cordoba Stock Exchange, the National Securities Commission, Nasdaq and the U.S. Securities and Exchange Commission.

In this regard, it seems it is not necessary to offer additional incentives aimed at promoting attendance to Shareholders’ Meetings, because during recent years attendance has been approximately 85% of the capital stock, percentage considered a very significant participation for a public company.

V.2.2. The General Shareholders’ Meeting has Regulations to govern its operations, which ensure that the information is available well in advance for decision-making. Describe the main guidelines thereof.		Grupo Financiero Galicia believes the availability of information for decision-making at Shareholders’ Meetings, on the part of shareholders, is duly regulated by the General Corporations Law, the Capital Markets Law and the regulations set forth by the National Securities Commission.

V.2.3 The mechanisms implemented by the Issuer are applicable so that the minority shareholders propose matters to be discussed at the General Shareholders’ Meeting, in conformity with the provisions set out in effective regulations. Specify the results.	X	Since its creation, Grupo Financiero Galicia has constantly shown respect for the rights of shareholders. That is why General Shareholders’ Meetings are convened and held in strict compliance with the procedures set forth by the General Corporations Law, the Capital Markets Law, the regulations set forth by the National Securities Commission, the regulations of the stock exchanges on which its shares are listed and the Corporate Bylaws. The procedure for minority shareholders to exercise their right to include items in the agenda at Shareholders’ Meetings is regulated within such legal and statutory framework. Furthermore, the company is controlled by representatives of the National Securities Commission and the stock exchanges, which verify whether the call for Shareholders’ Meetings and the holding thereof are carried out appropriately.

V.2.4 The Issuer has policies to encourage the participation of the most significant shareholders, such as institutional investors. Specify.		Grupo Financiero Galicia has no policies to encourage the participation of institutional shareholders, since it believes they are not necessary. The percentage of attendance and participation has been very high during the last years.

V.2.5 At the Shareholders’ Meetings, where members of the Management Body are proposed, the following is informed prior to voting: (i) each candidate’s position regarding whether to adopt or not a Code on Corporate Governance; and (ii) the grounds for such position.		The Code on Corporate Governance is discussed and approved by Grupo Financiero Galicia’s Board of Directors, for its inclusion in the Annual Report for each fiscal year. Consequently, its members agree with its contents and ratify such adherence expressly, through the approval recorded in minutes. To date, there have not been cases in which a director of the company adopted a position different and/or contrary to the adoption of the Code.

Recommendation V.3:

Ensure the principle of equity between share and vote.

Please answer if:

The Issuer has a policy that promotes the principle of equity between share and vote. State how the composition of outstanding shares has been changing during the last three years.

	X	Grupo Financiero Galicia has a capital stock of $ 1,426,764,597, divided into two classes of book-entry shares, Class “A” shares, with a face value of $ 1 each and entitled to 5 votes per share, and Class “B” shares, with a face value of $ 1 each and entitled to 1 vote per share. In agreement with the regulations set forth by the Law and by the Bylaws, each class of shares grants the holders thereof the same rights.

Recommendation V.4:

Establish mechanisms of protection for all shareholders against takeovers.

Please answer if:

The Issuer adheres to the system for the mandatory acquisition of shares in a public offering. Otherwise, specify whether there are other alternative systems, provided for by the Bylaws, such as tag along or others.

Once Capital Markets Law No. 26831 has become effective, Grupo Financiero Galicia S.A. has been comprised in the public offering system for acquisition and the system of residual equity interests.

Recommendation V.5:

Increase the percentage of outstanding shares on capital.

Please answer if:

The Issuer has a dispersed share ownership of at least 20% for its ordinary shares. Otherwise, the Issuer has a policy for the increase of its dispersed share ownership in the market.

State which is the Issuer’s percentage of dispersed share ownership as a percentage of capital stock and how it has changed during the last three years.

Grupo Financiero Galicia has a capital stock of $ 1,426,764,597, divided into two classes of book-entry shares, Class “A” shares, with a face value of $ 1 each and entitled to 5 votes per share, and Class “B” shares, with a face value of $ 1 each and entitled to 1 vote per share. In agreement with the regulations set forth by the Law and by the Bylaws, each class of shares grants the holders thereof the same rights. The company’s equity structure is made up of 19.71% Class “A” shares, 35.75% Class “B” shares and 44.54% ADRs (certificates of deposit of Class “B” shares). Furthermore, something worth noting is that Class “B” shares are authorized to be listed on the Buenos Aires Stock Exchange, Córdoba Stock Exchange, Mercado Abierto Electrónico (MAE) and Nasdaq of the United States of America (through ADRs).

Recommendation V.6: Ensure that there is a transparent policy on dividends. Please answer if:

V.6.1 The Issuer has a policy on the distribution of dividends provided in the Corporate Bylaws and approved by the Shareholders’ Meeting. Such policy establishes the conditions to distribute cash dividends or shares. If there is such a policy, state the criteria, frequency and conditions that shall be met for the payment of dividends.	X	Grupo Financiero Galicia’s policy for the distribution of dividends envisages, among other factors, the obligatory nature of establishing a legal reserve, the company’s financial condition and its indebtedness, the business requirements of affiliated companies, the regulations they are subject to and, mainly, that the profits recorded in the financial statements are, to a great extent, income from holdings and not realized and liquid profits, a requirement of Section 68 of the General Corporations Law so that it is possible to distribute them as dividends. The proposal to distribute dividends arising from such analysis has to be approved at the Shareholders’ Meeting that discusses the Financial Statements corresponding to each fiscal year.

V.6.2 The Issuer has documented processes to prepare the proposal for allocation of the Issuer’s Unappropriated Retained Earnings that result in legal, statutory and voluntary reserves, carry forwards to new fiscal year and/or payment of dividends.

Specify those processes and detail the Minutes of the General Shareholders’ Meeting whereby the distribution of dividends (in cash or shares) was or was not approved, if this is not provided in the Corporate Bylaws.

	X	In the Annual Report to the Financial Statements, Grupo Financiero Galicia’s Board of Directors informs shareholders about the balances corresponding to Capital, Capital Adjustment and Premium for Trading of Shares in Own Portfolio, and makes a proposal for the distribution of profits, where the amount allocated to the distribution of dividends in cash is indicated.

PRINCIPLE VI. KEEP A DIRECT AND RESPONSIBLE RELATION WITH THE COMMUNITY
Recommendation VI: Provide the community with the disclosure of matters relating to the Issuer and a channel of direct communication with the Company. Please answer if:
VI.1 The Issuer has an updated website of public access, which does not only furnish material information of the Company (Corporate Bylaws, group, members of the Management Body, financial statements, Annual Report, among others), but it also gathers inquiries of users in general.	X	As informed in Principle V, Recommendation 1.2, the Company has its own website (www.gfgsa.com) at the disposal of its shareholders. This website can be freely accessed and is permanently updated. This website is in line with the regulations in force; and legal, accounting, statutory and regulatory information is available for the public. Furthermore, it has a channel of direct communication with the Company, where any interested party can raise its concerns, which are received and dealt with by Grupo Financiero Galicia.

VI.2 The Issuer issues an annual Corporate Social Responsibility Report, which is verified by an independent External Auditor. If any, state the legal or geographic scope or coverage thereof and where it is available. Specify the standards or initiatives adopted to carry out its policy on corporate social responsibility (Global Reporting Initiative and/or the Global United Nations Compact, ISO 26000, SA8000, Development Goals for the Millennium, SGE 21-Foretica, AA 1000, Equator Principles, among others).

Grupo Financiero Galicia has a reduced structure since it is a holding company of a group, which main asset is the controlling equity interest in Banco de Galicia, which currently represents 100% of Banco Galicia’s capital stock. Banco Galicia conceives sustainability as a critical content of the business strategy. Therefore, work is performed to reconcile positive economic results with the responsibility for efficiently managing the social and environmental impact caused by the Bank’s operations. This business vision is shared with all the companies that are part of Grupo Financiero Galicia, jointly working to achieve sustainable development.

Through the Sustainability Report, Grupo Financiero Galicia informs the Bank’s significant economic, social and environmental performance and of its main subsidiaries, as well as the challenges the Company must face to carry out a sustainability strategy integrated into its business. The Report is prepared following different international guidelines, such as, the IBASE Social Balance Sheet, the AA1000SES Accountability Standard, ISO 26000 Standard on Social Responsibility, the communication on progress (COP) requirement with the commitment to the ten principles of the United Nations Global Compact and the Global Reporting Initiative (“GRI”) Guidelines with the Financial Services Sector Supplement, pursuant to the “In accordance” comprehensive option requirements, assured by PwC Argentina. Furthermore, GRI performed an assurance on the GRI Content Index Service and the SDG Mapping. Additionally, the 17 Sustainable Development Goals are taken into consideration, an integrated set of worldwide sustainable priorities by 2030, launched at the 2015 United Nations Summit.

Since 2007, the Bank has adhered to the Equator Principles and since 2011, to the Financial Initiative of the United Nations Environment Program (UNEP-FI).

PRINCIPLE VII. COMPENSATE FAIRLY AND RESPONSIBLY

Recommendation VII:

Establish clear policies on the compensation of the members of the Management Body and first-line managers, with special focus on establishing conventional or statutory limitations based on the existence or non-existence of profits.

Please answer if:

VII.1 The Issuer has a Compensation Committee:	Grupo Financiero Galicia has no Compensation Committee, and the Board of Directors considers it is not convenient to create one due to the reduced size of the company. Due to its nature, such a committee is common in big organizations.

VII.1.1 Made up of at least three members of the Management Body, mostly independent ones;

VII.1.2 Chaired by an independent member of the Management Body;

VII.1.3 That has members who prove to have adequate skills and experience in human resources policies-related matters;

VII.1.4 That meets at least twice a year;

VII.1.5 Whose decisions are not necessarily binding for the General Shareholders’ Meeting or for the Oversight Committee, but for consultation purposes as regards the compensation of the members of the Management Body.

VII.2 If there is a Compensation Committee, it:

VII.2.1 Ensures the existence of a clear relation between performance of the key members of staff and their fixed compensation and variable compensation, taking into consideration the risks undertaken and the management thereof;

VII.2.2 Controls that the variable portion of the compensation of the members of the Management Body and first-line managers is related to the Issuer’s mid- and long-term performance;

VII.2.3 Reviews the competitive position of the Issuer’s policies and practices regarding compensation and benefits of comparable companies, and suggests changes in case they are necessary;

VII.2.4 Defines and communicates the policy on retention, promotion, layoff and suspension of key members of staff;

VII.2.5 Informs the guidelines to determine the retirement plans of members of the Management Body and first-line managers of the Issuer;

VII.2.6 Regularly informs the Management Body and the Shareholders’ Meeting about the measures taken and matters analyzed at its meetings,

VII.2.7 Ensures attendance of the Chairman of the Compensation Committee at the General Shareholders’ Meeting that approves compensation to the Management Body so that it explains the Issuer’s policy on compensation to the members of the Management Body and first-line managers.

VII.3 If considered important, include policies implemented by the Issuer’s Compensation Committee that have not been mentioned in the preceding point.

VII.4 If there is no Compensation Committee, explain how the duties described in VII. 2 are performed within the Management Body itself.		The Audit Committee expresses its opinion on whether compensation proposals for Directors and top officers are reasonable, taking into consideration market standards.

PRINCIPLE VIII. ENCOURAGE BUSINESS ETHICS

Recommendation VIII: Ensure ethical behaviors at the Issuer. Please answer if:

VIII.1 The Issuer has a Business Code of Conduct. State the main guidelines and whether it is publicly known. Such Code is signed by, at least, the members of the Management Body and first-line managers. Indicate whether its application to suppliers and customers is encouraged.	X

Grupo Financiero Galicia has a Code of Ethics, which is signed by the members of the company, who agree with its contents and commit to carrying out business with honesty, responsibility and transparency.

Such Code is public and can be read by Shareholders and/or any interested party on the company’s website.

VIII.2 The Issuer has mechanisms to receive any unlawful or unethical behavior reporting, either personally or electronically, ensuring that the information	X	In Grupo Financiero Galicia’s website ((www.gfgsa.com)) there is a “Contact us” link where stakeholders can fill a form including their personal information and the reasons for their inquiries or claims. Such form is immediately sent to two employees experienced in dealing with

furnished is aligned with the highest confidentiality and integrity standards, as well as the record and conservation of the information. State whether the service to receive and assess reporting is rendered by the Issuer’s personnel or by external and independent professionals for further protection of those who report these events.		inquiries and/or claims from investors, for the analysis and solution thereof. The process for the reception, analysis and solution of queries or claims is carried out with the highest confidentiality and integrity standards that are characteristic of Grupo Financiero Galicia. Investors can also raise their concerns in person, at the company’s registered office. In such a case, investors are received by employees especially appointed for such purpose, who try to answer questions completely and efficiently. In case an immediate answer is not possible due to the need to gather information and/or carry out an investigation, they are requested to state how they want to be reached in order to receive information on the result and, in due time, be sent the answer requested.

VIII.3 The Issuer has policies, processes and systems to manage and solve the reporting mentioned in point VIII.2. Make a description of the most significant aspects thereof and indicate the Audit Committee’s degree of involvement in such solutions, particularly in that reporting associated to internal control matters for accounting reporting and as regards the behaviors of the members of the Management Body and first-line managers.	X

Since its inception and to date, Grupo Financiero Galicia has not received complaints or else reporting from investors, whether in person or through the website. That is why there are no precedents with regard to the Audit Committee’s level of involvement in the solution of conflicts.

With regard to the process implemented by the company for the management and solution of the reporting from investors, please refer to Item VIII.2.

PRINCIPLE IX: BROADEN THE SCOPE OF THE CODE

Recommendation IX:

Foster the inclusion of provisions related to good corporate governance practices in the Corporate Bylaws.

Please answer if:

The Management Body assesses whether the provisions of the Code on Corporate Governance shall be reflected, either partially or completely, in the Corporate Bylaws, including the general and specific responsibilities of the Management Body. State which provisions are actually included in the Corporate Bylaws since the creation of the Code to date.

The need to include certain corporate governance guidelines in the corporate bylaws can be understood within the framework of laws that are not as stringent as Argentine laws with regard to the definition of the Board of Directors’ duties and responsibilities. In Argentina, the General Corporations Law, the Capital Markets Law, the regulations set by the National Securities Commission and, additionally, the variety of specific regulations in other areas of law, provide for a very complete framework and, therefore, any addition to the bylaws is unnecessary.

(1)	Mark with an X if applicable.
(2)	In case of full compliance thereof, please state how the Issuer complies with the principles and recommendations of the Code on Corporate Governance.
(3)	In case of partial compliance or non-compliance, please indicate why and which steps the Issuer’s Management Body plans to take in order to include what it is not adopting in the next fiscal year or future fiscal years, if any.